Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WellChoice, Inc. 2003 Omnibus Incentive Plan and WellChoice, Inc. 2003 Employee Stock Purchase Plan of our reports dated February 14, 2005, with respect to the consolidated financial statements and schedules of WellChoice, Inc., WellChoice, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WellChoice, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/  Ernst & Young LLP

New York, New York

February 14, 2005